Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, April 26, 2012	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

COLUMBUS, Ohio, Apr. 26 — Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s third fiscal quarter ended March 31, 2012. Highlights of the quarter:

•	Net sales increased seven percent to $271 million versus $253 million in the third quarter last year, reflecting strong sales growth in the Specialty Foods segment.

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Net income totaled $18,222,000 compared with $19,441,000 for the corresponding quarter a year ago, primarily reflecting higher costs experienced within the Specialty Foods segment. Third quarter net income per diluted share totaled $.67 compared to $.71 a year ago.

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Specialty Foods sales increased nine percent to a third quarter record of $237 million on higher volume and pricing. Both retail and foodservice sales volumes improved, with this year’s earlier Easter helping retail sales. Pricing contributed approximately half the quarter’s increase in sales. The segment’s operating income totaled $29.6 million compared to $31.7 million in the third quarter last year. Increased material, freight and marketing costs were only partially offset by improved pricing.

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Glassware and Candles sales declined four percent to $34 million on lower candle volume. However, the segment’s operating income increased to $1.0 million from $0.7 million in the third quarter last year. Modest pricing improvement and a better sales mix helped offset lower sales.

•	The company’s balance sheet remained strong with no debt outstanding at March 31, 2012, and $168 million in cash and equivalents.

•	The quarterly cash dividend was continued at the higher level of $.36 per share set last quarter.

For the nine months ended March 31, 2012, net sales were $857 million compared to $834 million a year ago. Net income was $69,853,000, or $2.56 per diluted share. Net income for the nine months last year totaled $77,071,000, or $2.77 per diluted share. Current year-to-date net income included pretax income of $2.7 million (six cents per share after taxes) from a second-quarter distribution received under the Continued Dumping and Subsidy Offset Act (CDSOA). In the prior year, net income included a pretax CDSOA distribution of $1.0 million (two cents per share after taxes).

John B. Gerlach, Jr., chairman and CEO, said, “We were pleased with the improvement in Specialty Foods sales, given the widely reported challenges faced by consumers. Our quarterly results were affected by the timing of certain marketing expenditures, as well as higher material and freight costs.”

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Looking ahead, Mr. Gerlach added, “We anticipate that retail food sales during our fiscal fourth quarter will be affected by the earlier Easter timing and continued economic pressures on consumers. Our Specialty Foods segment should benefit from ongoing success with recent retail product introductions, somewhat higher average pricing, lower marketing costs and less unfavorable commodity cost comparisons. In a seasonally slower fourth quarter, our Glassware and Candles segment will likely experience a continuation of third quarter trends. We believe that throughout fiscal 2012 we have maintained a solid base upon which to build further growth in fiscal 2013.”

Conference Call on the Web

The company’s third quarter conference call is scheduled for this morning, April 26, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

About the Company

Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.

Forward-Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. For example, fluctuations in material and freight costs, over which we have limited control, may significantly influence our financial results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.

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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or

John L. Boylan, Vice President, Treasurer and CFO

Lancaster Colony Corporation

Phone: 614/224-7141

—or—

Investor Relations Consultants, Inc.

Phone: 727/781-5577 or E-mail: lanc@mindspring.com

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LANCASTER COLONY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net sales	$271,098	$252,623	$857,400	$833,912
Cost of sales	217,296	200,089	678,309	645,063

Gross margin	53,802	52,534	179,091	188,849
Selling, general & administrative expenses	25,848	23,060	74,915	72,441

Operating income	27,954	29,474	104,176	116,408
Interest income and other – net	39	54	2,774	1,110

Income before income taxes	27,993	29,528	106,950	117,518
Taxes based on income	9,771	10,087	37,097	40,447

Net income	$18,222	$19,441	$69,853	$77,071

Net income per common share:(a)
Net income – basic and diluted	$.67	$.71	$2.56	$2.77

Cash dividends per common share	$.36	$.33	$1.05	$.96

Weighted average common shares outstanding:
Basic	27,216	27,494	27,237	27,755
Diluted	27,251	27,520	27,268	27,781

(a)	Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION

BUSINESS SEGMENT INFORMATION (Unaudited)

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
NET SALES
Specialty Foods	$237,432	$217,436	$740,604	$692,539
Glassware and Candles	33,666	35,187	116,796	141,373

	$271,098	$252,623	$857,400	$833,912

OPERATING INCOME
Specialty Foods	$29,561	$31,664	$109,510	$121,025
Glassware and Candles	973	676	2,272	5,044
Corporate expenses	(2,580)	(2,866)	(7,606)	(9,661)

	$27,954	$29,474	$104,176	$116,408

LANCASTER COLONY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2012	June 30, 2011
ASSETS
Current assets:
Cash and equivalents	$167,960	$132,266
Receivables – net of allowance for doubtful accounts	86,495	63,762
Total inventories	100,284	111,885
Deferred income taxes and other current assets	24,021	25,283

Total current assets	378,760	333,196
Net property, plant and equipment	184,017	185,282
Other assets	103,297	103,611

Total assets	$666,074	$622,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,489	$42,570
Accrued liabilities	37,360	33,586

Total current liabilities	80,849	76,156
Other noncurrent liabilities and deferred income taxes	32,695	28,394
Shareholders’ equity	552,530	517,539

Total liabilities and shareholders’ equity	$666,074	$622,089

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